Exhibit 99.1

McEwen Mining Announces Resource Update at the

Los Azules Copper Project in Argentina

TORONTO, ONTARIO - (June 28, 2012) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce an updated resource estimate for its 100% owned Los Azules Copper Project in San Juan Province, Argentina.  Drilling has increased both the level of confidence associated with the mineralization and the size of the resource. The estimated contained copper metal in the Indicated Resource category has increased by 109% to 4.6 billion lbs. and the estimated contained copper metal in the Inferred Resource category increased by 4% to 10.8 billion lbs.

Los Azules Copper Project Resource Highlights

	June 2010 Resource Estimate			June 2012 Resource Estimate Update
Cut-off Grade (Cu%)	Tonnage (million tonnes)	Cu Grade (%)	Cu lbs (billions)	Tonnage (million tonnes)	Cu Grade (%)	Cu lbs (billions)	% Change (contained Cu)
Indicated Resource
0.35	137	0.73	2.2	323	0.65	4.6	+109%
Inferred Resource
0.35	900	0.52	10.4	948	0.52	10.8	+4%

*Details for gold and silver resources are included in Table 1.

“Los Azules is one of the world’s largest undeveloped copper deposits.  We are looking forward to commencing our most ambitious drill program this November.  This deposit appears to have good potential to expand in size,” stated Rob McEwen, Chairman and Chief Owner.

The objective of the Company’s exploration program since the last resource update in June 2010 was to 1) test the expansion potential; and 2) continue to infill portions of the deposit.  Drilling successfully expanded the overall size of the Inferred resource while maintaining the same grade.  In addition, 186 million tonnes of Inferred resource was converted to the Indicated category.  The grade of the Indicated resource decreased since the mineralization that was being upgraded was of a lower grade.  Los Azules has a significant high grade core (using a cut-off grade of 0.70% copper) totaling 112 million tonnes at an average grade of 0.89% copper in the Indicated category and 119 million tonnes at an average grade of 0.86% copper in the Inferred category.

Despite limited drilling, approximately 8,100 meters from January 2011 to April 2012, the expansion of the resource was successfully achieved by drilling step-out holes primarily to the southwest of the known deposit which confirmed that mineralization continues laterally and at depth.

McEwen Mining has signed a contract with Major Drilling to provide four core drills and one reverse-circulation drill for the 2012-13 drill season.  These core rigs are considerably more powerful than the ones used during the 2011-12 season and the Company believes this will increase the likelihood of reaching target depths (+700 meters), where high-grade copper mineralization has been encountered.  McEwen Mining anticipates starting the upcoming drill season in November and plans a total of 15,000 meters of drilling.

About Los Azules

Los Azules is a large copper porphyry system located in western San Juan Province within a belt of porphyry copper deposits that straddles the Chilean/Argentine border. This belt contains some of the world’s largest copper deposits, including Codelco’s El Teniente and Andina mines, Anglo American’s Los Bronces mine, Antofagasta PLC’s Los

{00483872.1}McEwen Mining Inc.

Pelambres mine and Xstrata’s El Pachón project, among others.

A portion of the Los Azules Copper Project is subject to litigation in the Courts of British Columbia (please see Exhibit 1). Shareholders and other interested parties are encouraged to review our most recent quarterly filings for detailed information. The trial is set to commence in November 2012 and last for approximately six weeks.

Table 1.  Los Azules Mineral Resource Estimate

In order to exhibit reasonable prospects for economic viability, the mineral resource estimate has been contained within a conceptual open pit shell generated using general technical and economic parameters that are defined at the end of this news release.  The base case cut-off grade of 0.35% Cu is highlighted in the table.

Cut-off Grade (Cu%)	Tonnage (million tonnes)	Cu Grade (%)	Cu lbs (billions)	Au Grade (grams per tonne)	Au Oz (millions)	Ag Grade (grams per tonne)	Ag Oz (millions)
Indicated Resource
0.15	415	0.57	5.2	0.06	0.84	1.8	23.9
0.20	401	0.58	5.1	0.06	0.82	1.8	23.2
0.25	378	0.60	5.0	0.06	0.79	1.8	21.9
0.30	350	0.63	4.8	0.07	0.75	1.8	20.5
0.35	323	0.65	4.6	0.07	0.71	1.8	19.1
0.40	295	0.68	4.4	0.07	0.66	1.9	17.7
0.45	268	0.70	4.2	0.07	0.61	1.9	16.3
0.50	238	0.73	3.8	0.07	0.55	1.9	14.7
0.55	205	0.77	3.5	0.07	0.48	1.9	12.8
0.60	174	0.80	3.1	0.08	0.42	1.9	10.9
0.65	142	0.84	2.6	0.08	0.35	1.9	8.8
0.70	112	0.89	2.2	0.08	0.28	1.9	6.9
Inferred Resource
0.15	2,486	0.35	19.1	0.05	3.67	1.6	128.7
0.20	2,116	0.38	17.7	0.05	3.29	1.6	111.6
0.25	1,660	0.42	15.4	0.05	2.77	1.7	90.7
0.30	1,256	0.47	13.0	0.06	2.24	1.8	71.9
0.35	948	0.52	10.8	0.06	1.79	1.8	56.1
0.40	708	0.57	8.8	0.06	1.40	1.9	43.5
0.45	523	0.62	7.1	0.06	1.08	2.0	33.3
0.50	391	0.67	5.7	0.07	0.84	2.0	25.6
0.55	285	0.72	4.5	0.07	0.63	2.1	19.1
0.60	211	0.77	3.6	0.07	0.48	2.1	14.3
0.65	158	0.82	2.8	0.07	0.37	2.2	11.0
0.70	119	0.86	2.3	0.07	0.28	2.2	8.5

*  “Tonnes” is stated in metric and is equivalent to 2205 lbs.

** Estimated contained metal values may be subject to rounding errors.

McEwen Mining Exhibit 1 - Los Azules Resource Map June 2012

2382000
2383000
2384000
2385000
6561000
6560000
6559000
6558000
6557000
100% Held mineral rights
(subject to litigation)
and surface ownership
100% Held mineral rights
and surface ownership
LOS AZULES
>35% Cu
>70% Cu
Meters
0
250
500
0
1,000
2,000
Feet

Details on the parameters of the resource estimate are as follows:

•                  The resource estimation was based on data from 163 drill holes comprising a total length of 43,645 meters of drilling completed to the end of April 2012.

•                  There were a total of 20,557 individual samples selected for analysis.  The samples were collected and analyzed in accordance with industry standards.  Splits from the drill core samples were submitted to either Alex Stewart in Mendoza or ALS Chemex or ACME in Santiago, Chile for fire assay and ICP analysis. Accuracy of results is tested through the systematic inclusion of standards, blanks and check assays.

•                  The June 2012 mineral resource estimate for the Los Azules Copper Project was prepared under the direction of Robert Sim P.Geo. of SIM Geological Inc.  The mineral resource estimate uses drill hole sample assay results and the interpretation of a geologic model that relates to the spatial distribution of copper, gold and silver in the deposit.  Interpolation characteristics were defined based on the geology, drill hole spacing and geostatistical analysis of the data.  Block grade estimates were done using Ordinary Kriging (OK) with a nominal block size measuring 20 meters long, 20 meters wide and 15 meters high.  Resources are classified according to their proximity to sample data locations and are reported, as required under NI 43-101, according to the CIM standards for Mineral Resources and Reserves.

•                  As required under NI 43-101, reasonable prospects for economic viability of the mineral resources have been exhibited by the application of a resource limiting pit shell built about copper grades in the model using a projected metal price of US$2.50 per lb. Cu, mining costs of US$1.00 per tonne, milling and G&A costs of US$4.25 per tonne, 100% recoveries and an average pit slope of 34 degrees.

•                  Mineral resources, which are not mineral reserves, do not have demonstrated economic viability.

•                  The quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these inferred resources as Indicated or Measured, and it is uncertain if further exploration will result in upgrading them to an Indicated or Measured category.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by 2015 by creating a high growth, low-cost, mid-tier gold producer focused in the Americas.  McEwen Mining’s principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest); the El Gallo Complex in Sinaloa, Mexico; the Gold Bar Project in Nevada, US; the Los Azules Project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Nevada and Mexico.

McEwen Mining has 267,919,384 shares issued and outstanding. Rob McEwen, Chairman, President and CEO, owns 25% of the shares of the Company.  As of March 31, 2012, McEwen Mining had cash and liquid assets of US$66.7 million, comprised of cash of US$41.1 million, silver and gold bullion at market value of US$21.4 million, short-term investments of US$3.1 million and marketable securities of US$1.1 million.  The Company continues to hold a significant portion of its treasury in bullion with the belief that prices will continue to rise.

Technical Information:

James K. Duff, Senior Consultant to the Company and a Registered Member in good standing of the Society for Mining, Metallurgy and Exploration, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101”) has reviewed and approved the contents of this news release.  Bruce Davis, PhD, FAusIMM, who is a Qualified Person as defined by NI 43-101 and responsible for the quality control for the assaying of the Los Azules drill core has reviewed the assay quality control information.  All samples were collected in accordance with industry standards. Splits from the drill core samples were submitted to the ACME sample preparation laboratory in Mendoza, Argentina, and then transferred to ACME’s laboratory in Santiago, Chile for fire assay and ICP analysis.  Accuracy of results is tested through the systematic inclusion of standards, blanks and check assays.  The mineral resource estimate referenced in this press release was prepared in June 2012 by Robert Sim, P.Geo. and Bruce Davis, PhD, FAusIMM, both independent Qualified Persons as defined by NI 43-101.

For further information in respect of the Los Azules Project please refer to the technical report entitled “Canadian National Instrument 43-101 Updated Preliminary Assessment, Los Azules Project, San Juan Province, Argentina” dated December 16, 2010, prepared by Kathleen Altman, Robert Sim, Bruce Davis, William L. Rose, Scott Elfen, and Richard Jemielita, each of whom is an independent Qualified Person as defined by NI 43-101.  This report is available under Minera Andes Inc.’s (acquired by McEwen Mining) profile on SEDAR (www.sedar.com).  There can be no assurance that the capital cost estimates in this report remain accurate; given the inflationary pressure in the mining industry and in Argentina, these capital costs, if calculated as of today’s date, are likely to increase significantly.

The Los Azules PEA and the resource estimates and other information contained herein do not constitute a feasibility or pre-feasibility study and contain no mineral reserves within the meaning of NI 43-101 or SEC Industry Guide 7.  The mineral resource figures referred to in this press release and the Los Azules PEA are estimates and therefore insufficient to allow meaningful application of the technical and economic parameters to enable an evaluation of technical or economic viability and no assurances can be given that the indicated levels of gold and silver will be produced.  Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices.  Valid estimates made at a given time may significantly change when new information becomes available.  While the Company believes that the resource estimates included in this press release and the Los Azules PEA are well established, by their nature, resource estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable.  If such estimates are inaccurate or are reduced in the future, this could have a material adverse impact on the Company.  In addition, the Los Azules PEA and this news release includes inferred resources that are too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the Los Azules PEA will be realized.

Cautionary Note to U.S. Investors:

McEwen Mining reports its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to NI 43-101. These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. According to Canadian NI 43-101 criteria, the estimation of measured resources and indicated resources involve greater uncertainty as to their economic feasibility than the estimation of proven and probable reserves. Under SEC Industry Guide 7 criteria, measured, indicated and inferred resources are considered Mineralized Material. The SEC considers that in addition to greater uncertainty as to the economic feasibility of Mineralized Material compared to proven and probable reserves, there is also greater uncertainty as to the existence of Mineralized Material. U.S. investors are cautioned not to assume that measured or indicated resources will be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

Caution Concerning Forward-Looking Statements

This press release contains certain forward-looking statements and information, including “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this press release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to business integration as a result of the business combination between US Gold and Minera Andes, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation including specifically but not limited to ongoing litigation with respect to the Los Azules property which if resolved adversely to the Company, would materially affect the Company’s ability to develop the Los Azules Project, property title, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com